EXHIBIT 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated July 29, 2021, on the financial statements of Major League Football, Inc. for the years ended April 30, 2021 and 2020 included in this Regulation A Offering Circular of Major League Football, Inc., on Form 1-A, and to the reference to our firm under the heading “Experts”.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

January 21, 2022